EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 31, 2003, except for Note 9 and Note 17, for which the date is March 31, 2003, accompanying the consolidated financial statements and schedules included in the Annual Report of Centiv, Inc. and subsidiaries on Form 10-K for the years ended December 31, 2002 and 2001.  We hereby consent to the incorporation by reference of said report on Form S-3 (File No. 333-87098) effective April 26, 2002, Form S-8 (File No. 333-71586) effective October 15, 2001 and Form S-8 (File No. 333-32578) effective March 15, 2000.

/s/ Grant Thornton, LLP

Chicago, Illinois

April 4, 2003